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                                                                   EXHIBIT 11.01

                       AMISYS Managed Care Systems, Inc.
                       COMPUTATION OF EARNINGS PER SHARE
                       (in thousands, except share data)

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
                                                                                           Three Months Ended
                                                                                                March 31,

                                                                                         1997                1996
                                                                                         ----                ----
Net income                                                                      $        1,013          $       737
                                                                                ==============          ===========

Weighted average common shares outstanding                                           7,754,700            7,565,000

Weighted average options exercised during the period                                    14,773                2,051

Stock options issued within one year of initial public offering
(using the treasury stock method and the initial
 public offering price of $14.50 per share)                                                 --              597,430

Stock options issued (using treasury stock method and the
average price of $18.21 per share for the period presented,
respectively)
                                                                                       525,058                 --
                                                                                       -------          ---------
Weighted average number of common shares outstanding                                 8,294,532          8,164,481
                                                                                     =========          =========

Net income per common share and common share equivalent                                 $ 0.12             $ 0.09
                                                                                      ========             ======
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